                                        FILED PURSUANT TO RULE 424(B)(3) AND (C)

                                                          FILE NUMBER 333-124132


           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 21, 2006

                               209,141,851 SHARES

                          ONE VOICE TECHNOLOGIES, INC.

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE


                            ------------------------


This prospectus supplement supplements our prospectus dated July 1, 2005 relating to the resale by certain selling shareholders of up to 209,141,851 shares of our common stock, par value $.001 per share, which may be offered and sold from time to time by the selling shareholders, including up to (i) 106,635,071 shares issuable upon conversion of our 6% convertible promissory notes, (ii) 58,139,536 shares issuable upon exercise of our Class A common stock purchase warrants, and (iii) 44,367,244 shares issuable upon exercise of our Class A and Class B common stock purchase warrants issued to certain of the selling stockholders pursuant to the second closing of our December 2004 private placement. The holders of the convertible notes have the right to require that some, none or all future interest accrued under the note be paid in the form of shares of common stock. We did not register shares of our common stock issuable upon conversion of any future accrued and unpaid interest under the convertible note.

The shares of common stock are registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 31 of our original prospectus. The selling stockholders may be deemed to be a statutory underwriter of the shares of common stock, which they are offering. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in the prospectus.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.



          The date of this prospectus supplement is February 21, 2006.

                                        FILED PURSUANT TO RULE 424(B)(3) AND (C)

                                                          FILE NUMBER 333-124132



                   DESCRIPTION OF SECURITIES BEING REGISTERED

The "Description of Securities Being Registered" section of the prospectus is hereby amended and supplemented as follows:

On page 6 of the prospectus, the third sentence under the subheading "Class A and Class B common stock purchase warrants" is hereby deleted in its entirety and replaced with the following sentence:

"The 29,069,968 Class A warrants issued pursuant to the first closing of our March 2005 Subscription Agreement are exercisable until four years from the initial closing date at an exercise price of $0.02 per share. In addition, the 29,069,968 Class A warrants issued pursuant to the second closing of our March 2005 Subscription Agreement are exercisable until four years from the initial closing date at an exercise price of $0.014 per share"

Except as set forth in this prospectus supplement, there is no change to the section entitled " Description of Securities Being Registered " in the original prospectus. All references in the original prospectus to the exercise price of the 29,069,968 Class A warrants issued pursuant to the first closing of our March 2005 Subscription Agreement shall be deleted and replaced with an exercise price of "$0.02" and all references in the original prospectus to the exercise price of the 29,069,968 Class A common stock purchase warrants issued pursuant to the second closing of our March 2005 Subscription Agreement shall be deleted and replaced with an exercise price of "$0.014".

We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.


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

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of La Jolla, State of California, on February 21, 2006.

                           ONE VOICE TECHNOLOGIES, INC.


                           BY: /S/ DEAN WEBER
                               ------------------------------
                               DEAN WEBER, PRESIDENT,
                               CHIEF EXECUTIVE OFFICER
                               (PRINCIPAL EXECUTIVE OFFICER)
                               & DIRECTOR


                           BY: /S/ JAMES HADZICKI
                               ------------------------------
                               JAMES HADZICKI, CHIEF
                               FINANCIAL OFFICER (PRINCIPAL
                               ACCOUNTING AND PRINCIPAL
                               FINANCIAL OFFICER)


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


      SIGNATURE                         TITLE                          DATE


/S/ DEAN WEBER            CHIEF EXECUTIVE OFFICER (PRINCIPAL   FEBRUARY 21, 2006
---------------------     EXECUTIVE OFFICER), DIRECTOR
DEAN WEBER


/S/ RAHOUL SHARAN         DIRECTOR                             FEBRUARY 21, 2006
---------------------
RAHOUL SHARAN


/S/ BRADLEY J. AMMON      DIRECTOR                             FEBRUARY 21, 2006
---------------------
BRADLEY J. AMMON



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